Exhibit 99.1

PRESS RELEASE

Curis Announces $30 Million Common Stock Purchase Agreement with Aspire Capital Fund, LLC

LEXINGTON, Mass., February 27, 2020 /PRNewswire/ — Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, today announced that it has entered into a common stock purchase agreement (the “Agreement”) of up to $30 million with Aspire Capital Fund, LLC (“Aspire Capital”).

Under the terms of the Agreement, Aspire Capital has made an initial investment of $3 million via purchase of 2,693,965 common shares of Curis. In addition, Aspire Capital has committed to purchasing up to $27 million of common shares of Curis, at Curis’ request from time to time during a 30-month period at prices based on the market price at the time of each sale, subject to certain limits. There are no warrants, derivatives, or other share classes associated with this Agreement. Curis will control the timing and amount of the further sale of its common shares to Aspire Capital.

“We are excited to enter into this transaction with Aspire Capital, a long-term, healthcare-focused institutional investor,” said James Dentzer, President and Chief Executive Officer of Curis. “This facility is expected to provide us with a flexible, efficient capital source to advance the clinical development of our novel, targeted cancer therapeutics, including fimepinostat, a small molecule dual inhibitor of PI3K/HDAC and suppressor of MYC; CA-4948, an IRAK4 kinase inhibitor and first in class suppressor of the TLR pathway and CI-8993, a first in class VISTA antagonist.”

“Curis’ pipeline of novel, targeted cancer therapies and immunotherapies, bolstered by the recent addition of CI-8993, addresses therapeutics areas with significant unmet medical need and patient burden,” stated Steven G. Martin, Managing Member of Aspire Capital Partners, LLC. “Aspire is pleased to support Curis at this transformational time and looks forward to this long-term partnership with the Curis team.”

Proceeds will be used by Curis for general corporate purposes, including research and development, clinical trial activity and working capital. There are no restrictions on future financings and there are no financial covenants, participation rights, rights of first refusal, or penalties in the Agreement. Curis has the right to terminate the Agreement at any time without any additional cost or penalty.

As consideration for Aspire Capital’s obligation under the Agreement, Curis issued 646,551 common shares to Aspire Capital as a commitment fee. Curis also entered into a Registration Rights Agreement with Aspire Capital in connection with its entry into the Agreement. A complete and detailed description of the Agreement and the related Registration Rights Agreement is set forth in Curis’ Current Report on the Form 8-K filed today with the U.S. Securities and Exchange Commission (SEC).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Curis, Inc.

Curis is a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, including fimepinostat, which is being investigated in combination with venetoclax in a Phase 1 clinical study in patients with DLBCL. In 2015, Curis entered into a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule antagonists of immune checkpoints including, the VISTA/PDL1 antagonist CA-170, and the TIM3/PDL1 antagonist CA-327, as well as the IRAK4 kinase inhibitor, CA-4948. CA-4948 is currently undergoing testing in a Phase 1 trial in patients with non-Hodgkin lymphoma. In addition, Curis is engaged in a collaboration with ImmuNext for development of CI-8993, a monoclonal anti-VISTA antibody. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma. For more information, visit Curis’ website at www.curis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements related to expectations about Curis’s ability to satisfy the conditions under the Purchase Agreement and access the financing that may be available thereunder and statements regarding the potential of Curis’s development programs and its plans and strategies. Forward-looking statements may contain the words “believes,” “expects,” “anticipates,” “plans,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. Curis also faces risks relating to: potential adverse decisions made by the Food and Drug Administration and other regulatory authorities, investigational review boards, and publication review bodies; competition; its ability to obtain or maintain necessary patent protection; unstable market and economic conditions; unplanned expenses; and other important risks relating to its business, operations, financial condition and future prospects that are discussed in its most recent Form 10-K and Form 10-Q and other filings that it periodically makes with the SEC.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’s views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Jane Urheim

Stern Investor Relations, Inc.

(212) 362-1200

jane.urheim@sternir.com